Exhibit 99.5

INFORMATION FOR RELEASE

MuniMae Announces Increase to the 2004 First Quarter Distribution

     Company Doubles Distribution Growth

BALTIMORE (April 22, 2004) — Municipal Mortgage & Equity, LLC (NYSE:MMA), known as MuniMae, announced today that its Board of Directors raised the quarterly distribution to common shares to $0.4575 per share, an increase of 3% over the same period in 2003.

MuniMae Chairman and CEO Mark K. Joseph, commenting on the results, stated, “We are very pleased to announce this increase in the distribution amount. Robust production results in the first quarter have enabled the Company to pass along a larger increase to our shareholders and we are happy to declare our 29th consecutive increase. The Company is committed to conservative growth in both the distributions to shareholders as well as smart growth in our portfolio investments. As of March 31, 2004, MuniMae’s average annual total return since our 1996 listing as a public company is 18%, without accounting for the tax-exempt nature of a portion of the distribution. “

Distribution Results

MuniMae’s fourth quarter distribution to common shareholders of $0.4575 annualizes to $1.83 per share. Based on today’s closing share price of $24.01, MuniMae common shares have an annualized yield to shareholders of 7.6%.

Distribution	Record Date	Payment Date
$0.4575	May 3, 2004	May 14, 2004

About Municipal Mortgage & Equity

MuniMae and its subsidiaries originate, service and asset manage investments in multifamily debt and equity for its own account and on behalf of others. MuniMae conducts these operations through its subsidiary, MMA Financial, LLC. As of March 31, 2004, assets under management totaled $8.6 billion secured by 2,179 properties containing 232,954 units in 49 states plus the District of Columbia, Puerto Rico and the U.S. Virgin Islands. For its proprietary accounts, MuniMae primarily holds tax-exempt multifamily housing bonds. This on-balance sheet portfolio of tax-exempt bonds is secured by 159 properties containing 36,709 units in 28 states. For a portion of these bonds, MuniMae participates in the performance of the underlying properties.

MuniMae is organized as a limited liability company. This structure allows MuniMae to combine the limited liability, governance and management characteristics of a corporation with the pass-through income features of a partnership. As a result, the tax-exempt income derived from certain investments remains tax-exempt when passed through to shareholders. Distributions to shareholders are normally declared quarterly and paid in February, May, August and November.

This press release does not constitute an offer to sell any securities of Municipal Mortgage & Equity, LLC.

Contacts
Investor Relations:
Angela Richardson, 888/788-3863
www.mmafin.com